Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cortexyme, Inc.

South San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 4, 2019, relating to the financial statements of Cortexyme, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

April 12, 2019